Exhibit 10.8

Copy No. - ________________________	Provided to - __________________

FIRST AMENDMENT TO CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

FutureIT Inc.

Up to 70 Units, each Unit consisting of
100,000 shares of Common Stock and
Warrants to purchase 46,200 shares of Common Stock
at $30,000 per Unit

The Confidential Private Placement Memorandum dated May 10, 2007 pf FutureIT, Inc. will be amended as set out below.

This First Amendment to Confidential Private Placement Memorandum is made such that: (1) the minimum number of Units (as defined in the Private Placement Memorandum) of FutureIT Inc.‘s common stock offered for sale under the Private Placement Memorandum decrease from 34 Units to 25 Units; and, (2) the maximum number of Units of FutureIT Inc.‘s common stock offered for sale under the Private Placement Memorandum will increase from 50 Units to 70 Units; and the First Closing (as defined in the Private Placement Memorandum) date shall be extended to August 31, 2007 (or to September 14, 2007 according to the Company’s sole discretion).

The following terms will be amended as follows:

1.	In the Cover Page, the following will replace the first paragraph thereof: “FutureIT Inc. is offering for sale by means of this confidential Private Placement Memorandum up to 70 Units, each Unit consisting of 100,000 shares of our Common Stock and warrants to purchase 46,200 shares of our Common Stock at $0.50 per share.”

2.	The paragraph entitled “The Offering” under the chapter “SUMMARY” will read as follows: “We are offering to eligible investors up to 70 Units in the Company at $30,000 per Unit. Each Unit consists of 100,000 shares of our Common Stock and warrants to purchase 46,200 shares of our Common Stock at $0.50 per share (the “Warrants”). The Warrants will be exercisable until the earlier of (i) 30 months from the SB-2 registration becoming effective, or (ii) the Closing of a Qualified IPO or merger or acquisition that results in a change of control. The Offering is being made by J. H. Darbie & Co, Inc., our exclusive Placement Agent (see “SUMMARY OF PROPOSED TERMS”). Any closing (the “First Closing”) of the Offering is subject to our receipt, on or before August 31, 2007 (which may be extended to September 14, 2007 in the Company’s sole discretion) of duly completed subscriptions for a minimum of 25 Units for aggregate gross proceeds of $750,000 (the “Minimum Offering”). If the maximum number of Units offered is sold (i.e., 70 Units), the gross proceeds to the Company would be $2,100,000 (the “Maximum Offering”).

If less than 70 Units are sold at the First Closing, we plan to continue the Offering and hold one or more additional closings until the earlier of (i) the receipt of sufficient subscriptions for the Maximum Offering, or (ii) September 14, 2007.” All other terms of said paragraph remain unchanged.

3.	The item entitled “Aggregate Offering Amount” under “SUMMARY OF PROPOSED TERMS” will read as follows: “Up to $2.1 million, to be sold in Units of $30,000. A minimum of 25 Units will be required for the First Closing.”

4.	The item entitled “Future Issuances/Sales” under “SUMMARY OF PROPOSED TERMS” will read as follows: “We and our current stockholders, excluding the bridge investors referred to below, shall be permitted to issue (other than, an issuance by the Company in a Qualified IPO) or sell any shares of our Common Stock within six months following the date that the Form SB-2 is declared effective by the Securities and Exchange Commission or 18 months from the First Closing of the Offering, whichever is sooner, up to the amount of $3 million, in additional offerings that may have different terms than the offering described in this Confidential Private Placement Memorandum, provided however, that we will not offer our common stock and other securities at a lower price per share than the price specified in this Confidential Private Placement Memorandum. This restriction will not apply in the event we receive the consent of the majority of the investors in this offering in writing.”

5.	The item entitled “Registration Rights” under “SUMMARY OF PROPOSED TERMS” will read as follows: “We have undertaken at our expense to file a registration statement on Form SB-2 with respect to the (i) registration of 7000000 shares of Common Stock issued pursuant to the Subscription Agreement, (ii) 3,234,000 shares of Common Stock issuable upon exercise of the Warrants, and (iii) 1,440,000 shares of Common Stock issued to the lenders pursuant to that Bridge Loan Agreement dated January 26, 2007 and to make our commercially reasonable efforts to keep this registration statement effective for 18 months after it is declared effective by the SEC. The Units and the Warrants themselves will not be registered. We have undertaken to indemnify the investors for liability based upon alleged untrue statements or omissions to state, of material facts, and such Investors will indemnify us for liability based solely upon written information provided by them to us for use in the registration statement, preliminary prospects, final prospectus, or any amendment or supplement thereto. In addition we have undertaken to include all such shares of common stock in any further registration statement that we may file with the SEC. These registration rights will expire with respect to any holder of our Common Stock (and its affiliates, partners and former partners) who may become eligible to sell such stock under Rule 144 in a single transaction.”

6.	The Paragraph entitled “USE OF PROCEEDS” will read as follows: “The gross proceeds to us from the sale of the Units offered by us (assuming the Maximum Offering) are estimated to be $2100,000, before deducting the Placement Agent’s fees and expenses, and the estimated offering expenses payable by us, which are estimated to be approximately $1,790,000. If all Warrants issued in this offering are exercised (assuming the Maximum Offering), we will receive an additional $1627500 in proceeds.” All other terms of said paragraph remain unchanged.

7.	The paragraph entitled “CAPITALIZATION” will read as follows:

“The following table sets forth our capitalization as of December 31, 2006:

1.	on an as adjusted basis to give effect to effect to the acquisition of Future I.T Ltd. as of December 31, 2006; and

2.	on an as adjusted basis to reflect the increase in the number of shares authorized to 30,000,000, the issuance of 1,940,000 shares of our Common Stock since December 31, 2006 for par value and the sale of our Common Stock in this offering, and the application of the estimated net proceeds of $1,790,000 from this Offering, after deducting the estimated offering fees and expenses payable by us, which are estimated to be approximately $310,000.

	December 31, 2006
	Actual(1)	As adjusted

Cash and cash equivalents	$0	$1,790,000

Shareholders' equity:
Shares of Common Stock, $ 0.0001 par value per share;
15,000,000 shares authorized; 15,000,000 shares issued
and outstanding actual; 30,000,000 shares authorized;
21,940,000 shares issued and outstanding as adjusted (2)	$1,500	$2,194

Additional paid in capital		1,790,000

Accumulated deficit	$(1,166,265)	$(1,166,265)

Total shareholders' equity (deficit)	$(1,164,765)	$625,929

(1)	Gives effect to the acquisition of Future I.T Ltd. of December 31, 2006.
(2)	Excludes 2,500,000 shares of Common Stock reserved for issuance pursuant to our employees’ stock option plan and pursuant to the Warrants issued in the Offering.

8.	The paragraph entitled “PRINCIPAL SHAREHOLDERS” will read as follows:

        “The following table sets forth certain information regarding the beneficial ownership of our shares of Common Stock as of May 1, 2007, by the following: (i) each person who beneficial owns more than 5% of the shares of our Common Stock; (ii) each of our executive officers and directors; and (iii) all executive officers and directors as a group. As of May 1, 2007 there were 16,940,000 shares of our Common Stock outstanding

        The table below lists the beneficial ownership of our voting securities as of the date of this Private Placement Memorandum by each person known by us to be the beneficial owner of more than 5% of such securities, as well as by all our directors and officers. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown. The table is based only on the issued and outstanding shares and does not take into account Warrants pursuant to this offering or options in connection with the Company’s incentive stock option plan.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% Before Offering	% After Offering

DataSafe Group Ltd.
4 Hamalcha Street,
North Industrial Area, Lod,
Israel	15,500,000	[1]	91.5%	66.13%

Shmuel Bachar	90,000	[2]	0.53%	0.38%

Omer Nirhod	15,590,000	[3]	92.09%	66.51%

Michael Avnimelech	0		0	0

Ofer Gur-Arie	0		0	0

Nimrod Zahavi	0		0	0

Moti Awadish	0		0	0

Ziv Gad	0		0	0

Oren Martan	0		0	0

Nir Ben Yehuda	0		0	0

All officers and directors as a Group	15,680,000		92.56%	66.89%

9.	The paragraph entitled “PLAN OF DISTRIBUTION” will read as follows: “The Minimum Offering will consist of 25 Units ($750,000) and the Maximum Offering will consist of 70 Units ($2.100,000). We have retained J. H. Darbie & Co., Inc as our exclusive Placement Agent with respect to the Offering. We have undertaken to pay the Placement Agent a fee of 10% of the gross proceeds raised in the Offering and warrants to purchase 10% of the shares of our Common Stock issued in the Offering at an exercise price of $0.30 per share. We have also undertaken to issue to the Placement Agent 1500000 shares of our Common Stock if the maximum of 70 Units are sold in this Offering, which will be reduced proportionally according to the number of Units actually sold.” All other terms of said paragraph remain unchanged.

The date of this First Amendment to Confidential Private Placement Memorandum is August 9, 2007.

1 DataSafe Group Ltd. is controlled by Mr. Omer Nirhod.
2 The shares are held by his spouse and were issued in our January 2007 bridge loan financing.
3 The shares are held by the DataSafe Group Ltd.